EXHIBIT 10.2

MONDELEZ INTERNATIONAL INC.

AND

KRAFT FOODS GROUP, INC.

SETTLEMENT AGREEMENT

THIS AGREEMENT is made on 22 June 2015 (“Effective Date”)

BETWEEN:

(1)	MONDELEZ INTERNATIONAL INC., a corporation incorporated in the State of Virginia, with its head office at Three Parkway North, Suite 300, Deerfield, Illinois 60015, United States of America (“MDLZ”); and

(2)	KRAFT FOODS GROUP, INC., a corporation incorporated in the State of Virginia, with its head office at Three Lakes Drive, Northfield, Illinois 60093, United States of America (“KFG”).

INTRODUCTION:

(A)	MDLZ has entered into, but not yet closed, the MDLZ Coffee Transaction.

(B)	KFG has announced, but not yet closed, the KFG/Heinz Merger.

(C)	The parties wish to agree how certain provisions of the Spin Off Agreements will be treated in the context of these two transactions and in the future.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Words and expressions used in this Agreement shall have the meanings given to them in schedule 1.

1.2	The terms of this Agreement apply notwithstanding any provision to the contrary in any Spin Off Agreement. Accordingly, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Spin Off Agreement, the terms of this Agreement shall prevail.

2.	CHANGE OF CONTROL TRANSACTIONS

Each party agrees that neither its consent nor that of any of its Group Companies is required for any Change of Control Transaction, either currently and/or in the future, (including, for the avoidance of doubt, the KFG/Heinz Merger) under the terms of any of the Spin Off Agreements or of this Agreement.

3.	FORFEITURE OF LICENSED INTELLECTUAL PROPERTY

3.1	Terms defined in the Master Patent Agreement shall bear the same meanings as in this clause 3 unless otherwise specified.

3.2	Immediately prior to the Coffee Closing:

3.2.1	each licence from a KFG Group Company to a MDLZ Group Company to Group Brands Licensed Intellectual Property shall terminate in respect of the business set out in clause 3.2.3 in the United States, Canada and Puerto Rico with the exception of any rights necessary for the purposes of Third Party Agreements (each a “MDLZ Forfeited Licence”);

3.2.2	MDLZ shall grant (or shall procure that the relevant MDLZ Group Company grants) a perpetual, irrevocable (save as provided in this Agreement), fully paid-up, royalty-free exclusive licence to KFG of all Global Brands Licensed Intellectual Property owned by the MDLZ Group at the Effective Date in respect of each of the territories and corresponding businesses set out in clause 3.2.3; and

3.2.3	the territories and business referred to in clauses 3.2.1 and 3.2.2 are:

Territories	Business
United States, Canada, Puerto Rico	Coffee

3.3	Immediately prior to the Merger Closing:

3.3.1	each licence from a MDLZ Group Company to a KFG Group Company to Global Brands Licensed Intellectual Property shall terminate in respect of each of the territories and corresponding businesses set out in clause 3.3.3 with the exception of any rights necessary for Third Party Agreements (each a “KFG Forfeited Licence”);

3.3.2	KFG shall grant (or shall procure that the relevant KFG Group Company grants) a perpetual, irrevocable (save as provided in this Agreement), fully paid-up, royalty-free exclusive licence to MDLZ of Group Brands Licensed Intellectual Property owned by the KFG Group at the Effective Date in respect of each of the territories and corresponding businesses set out in clause 3.3.3; and

3.3.3	the territories and businesses referred to in clauses 3.3.1 and 3.3.2 are:

Territories	Businesses

European Union, CEE Countries, Japan and Korea	Coffee

European Union	Cream Cheese

GCC Countries, Latin American Countries and Philippines	Powdered Beverages (excluding LCRB)

European Union and Philippines	Processed Cheese

European Union	Miracel Whip

Latin American Countries	Dry Powdered Desserts

Italy	Natural Cheese

3.4	With respect to the KFG/Heinz Merger, there shall be no forfeitures or transfer restrictions pursuant to Sections 3.7 and/or 4.7 of the Master Patent Agreement (but,

for the avoidance of doubt, Sections 3.7(b)(i) and 4.7(b)(i) shall continue to apply), and the MDLZ Group shall not become the sole and exclusive owner or licensee of any of the Licensed Patents in respect of each of the following territories and corresponding businesses:

Territories	Businesses
Mexico	Cream Cheese
European Union	Mayonnaise and whipped salad dressing (not including Miracel Whip)
GCC Countries, Latin American Countries and Philippines	LCRB
GCC Countries and Australia	Processed cheese

3.5	The exclusive licences granted under this clause 3 are:

3.5.1	fully sublicensable and capable of assignment and not subject to the restrictions on licensing, sublicensing, transfer, assignment or use under the Spin Off Agreements, except for Sections 3.6 and 4.6 (Restrictions on Use of Restricted Technologies) and Article X (Confidentiality) of the Master Patent Agreement; and

3.5.2	subject to the Third Party Agreements.

3.6	Licensed Patents which are the subject of the KFG Forfeited Licence or the MDLZ Forfeited Licence shall be treated as Non-Licensed Patents for the purposes of Article 7 of the Master Patent Agreement (Development, Prosecution and Maintenance of Licensed Intellectual Property) and shall be treated as Opted Out by their owner for the purposes of Section 8.1(e) of the Master Patent Agreement.

4.	OTHER MASTER PATENT AGREEMENT ITEMS

4.1	Terms defined in the Master Patent Agreement shall bear the same meanings as in this clause 4 unless otherwise specified.

“Return” of Forfeited Intellectual Property in a Sale

4.2	If, at any time, the MDLZ Group sells, transfers, assigns or otherwise divests or disposes (for the purposes of this clause, a “transfer”) of a business and corresponding territory set out in clause 3.3.3 to the KFG Group, MDLZ shall procure that:

4.2.1	all Global Brands Licensed Intellectual Property owned by the MDLZ Group and which was subject to a KFG Forfeited Licence shall be included in the transfer if it is exclusively related to that business in that territory; and

4.2.2	as part of the transfer:

(a)	any other Global Brands Licensed Intellectual Property owned by the MDLZ Group which was subject to a KFG Forfeited Licence shall be exclusively licensed to the KFG Group for use in that business in that territory; and

(b)	the relevant MDLZ Group licensee(s) shall forfeit any licence referred to in clause 3.3.2 to the extent that it relates to that business in that territory.

4.3	If, at any time, the KFG Group sells, transfers, assigns or otherwise divests or disposes (for the purposes of this clause, a “transfer”) of a business and corresponding territory set out in clause 3.2.3 to the MDLZ Group or the JDE Group, KFG shall procure that:

4.3.1	each Group Brands Licensed Intellectual Property owned by the KFG Group and which was subject to a MDLZ Forfeited Licence shall be included in the transfer if it is exclusively related to that business in that territory ; and

4.3.2	as part of the transfer:

(a)	any other Group Brands Licensed Intellectual Property owned by the MDLZ Group which was subject to a MDLZ Forfeited Licence shall be exclusively licensed to the MDLZ Group or the JDE Group (as applicable) for use in that business in that territory; and

(b)	the relevant KFG Group licensee(s) shall forfeit any licence referred to in clause 3.4.2 to the extent that it relates to that business in that territory.

Notwithstanding that it is not a party to this Agreement, each JDE Group Company may enforce the terms of this clause 4.3. This Agreement is binding on, and may be enforced by, the parties, their affiliates, successors, Group Companies, transferees and assigns.

4.4	All transfers, licences and forfeitures under this clause 4 are subject to the Third Party Agreements and to any other rights granted to third parties.

4.5	For the avoidance of doubt, nothing in clauses 4.2 and 4.3 requires the relevant Intellectual Property to be transferred or licensed, or the relevant licences forfeited, for no consideration by the buyer as part of the sale.

Cream Cheese & Processed Cheese Restricted Technologies

4.6

As part of any transfer of its cream cheese business or processed cheese business or natural cheese business (or any part of such businesses) to a third party, the MDLZ Group may transfer any Restricted Technology relating to that business to that third party for use in any Region outside North America (regardless of whether that business is currently using that Restricted Technology for commercial purposes in any given Region and/or has generated at least a Substantial Amount in that Region from products utilising such Restricted Technology (the “thresholds”)). For the avoidance of doubt, Sections 3.7(b)(i) and 4.7(b)(i) of the Master Patent Agreement do not apply in connection with such a transfer. For the further avoidance of doubt, if the MDLZ

Group transfers each of its cream cheese business, its processed cheese business and its natural cheese business to different third parties in any given country outside North America, the MDLZ Group may transfer any Restricted Technology pursuant to this clause 4.6 to each such third party (so long as, if the thresholds are not met, only one third party (and its group) has the right to use that Restricted Technology in that country). Following any such transfer, the subsequent transferee only shall be entitled within 12 months to transfer Restricted Technologies to a third party without any restrictions in Sections 3.7(b)(i) and 4.7(b)(i).

5.	TASSIMO

5.1	Terms defined in the Tassimo Agreement shall bear the same meanings as in this clause 5 unless otherwise specified.

5.2	At the Coffee Closing:

5.2.1	the MDLZ Group may transfer all its right, title and interest in all Tassimo Intellectual Property to the JDE Group (subject, for the avoidance of doubt, to the licences granted to the KFG Group pursuant to the Tassimo Agreement); and

5.2.2	each relevant MDLZ Group Company may novate (and/or assign all its rights and obligations under) the Tassimo Agreement and the Brewer Partner Agreements to any JDE Group Company.

KFG shall procure that, at MDLZ’s request, each relevant KFG Group Company shall execute an agreement novating the Tassimo Agreement and/or the Brewer Partner Agreements from the relevant MDLZ Group Companies to JDE Group Companies.

5.3	For the avoidance of doubt, nothing in this Agreement or in any other Spin Off Agreement shall:

5.3.1	restrict any MDLZ Group Company from transferring any of its shares in JDE at any time; or

5.3.2	have any effect on any of the Tassimo Intellectual Property if any MDLZ Group Company transfers any of its shares in JDE at any time.

6.	OTHER MDLZ COFFEE TRANSACTION ITEMS

6.1	Terms defined in the Master Patent Agreement shall bear the same meanings as in this clause 6 unless otherwise specified.

6.2	At the Coffee Closing, the MDLZ Group may transfer all its right, title and interest in all Licensed Intellectual Property relating to coffee outside North America to the JDE Group. In particular, the MDLZ Group may transfer to the JDE Group any Restricted Technology relating to coffee for use in all Regions outside North America (regardless of whether that business is currently using that Restricted Technology for commercial purposes in any given Region and/or has generated at least a Substantial Amount in any given Region from products utilising such Restricted Technology). For the avoidance of doubt, Sections 3.7(b)(i) and 4.7(b)(i) of the Master Patent Agreement do not apply in connection with this transfer.

6.3	At any time, the MDLZ Group may transfer any Korean Licensed Intellectual Property and Restricted Technology relating to coffee in Korea to the extent reasonably required in connection with any termination or other reorganisation of its Third Party Agreements with Dong Suh Foods Corporation (regardless of whether that business is then using that Restricted Technology for commercial purposes in any given Region and/or has generated at least a Substantial Amount in any given Region from products utilising such Restricted Technology). For the avoidance of doubt, Sections 3.7(b)(i) and 4.7(b)(i) of the Master Patent Agreement do not apply in connection with this transfer.

7.	EARLY TRADEMARK REPATRIATION

7.1	Terms defined in the Master Trademark Agreement shall bear the same meanings as in this clause 7 unless otherwise specified.

7.2	The licences to the Kraft GroceryCo Trademark granted by the KFG Group to the MDLZ Group pursuant to Section 3.1(a) of the Master Trademark Agreement shall terminate on the following dates in relation to the corresponding products in the corresponding territories:

Products	Jurisdictions	Termination Dates

Ketchup and Mayonnaise	European Union	31 December 2017

All products	Australia and New Zealand	31 December 2017

Salad dressing	European Union	27 September 2018

Processed cheese	Mexico	27 September 2018

Cheese	GCC Countries	27 September 2020

7.3	The licence to “Lunchables” granted by the KFG Group to the MDLZ Group pursuant to Section 3.1(d) the Master Trademark Agreement shall terminate on 31 December 2017.

7.4	The licence to “Bull’s Eye” granted by the KFG Group to the MDLZ Group pursuant to Section 3.1(e) the Master Trademark Agreement (as subsequently extended) shall terminate on 31 December 2017.

7.5	Following any termination pursuant to clauses 7.2 to 7.4, the MDLZ Group shall be entitled to ship finished goods in inventory and work in process as of the date of such termination in amounts consistent with historic inventory levels and bearing the relevant Trademarks for 12 months following the relevant termination date in accordance with Section 3.5 of the Master Trademark Agreement.

7.6	The parties agree that:

7.6.1	the MDLZ Group may continue to use the Kraft GroceryCo Trademark as a constituent component of company names in Venezuela until 31 December 2025; and

7.6.2	the MDLZ Group will not object to a KFG Group Company using the Kraft GroceryCo Trademark as a constituent component of its company name in Venezuela during this time.

8.	POTENTIAL SALE OF MDLZ CHEESE & GROCERY BUSINESS

In Section 4.6(a) of the Separation Agreement, the words “prior to the fifth anniversary of the Distribution” shall be replaced with the words “prior to the eighth anniversary of the Distribution”.

9.	TREATMENT OF MEXICO

The parties agree that Mexico is hereby added to the list of Latin American Countries in Schedule 1.2(a) of the Master Patent Agreement.

10.	MUTUAL RELEASE AND WAIVER OF CLAIMS

Each party, on behalf of itself, and its affiliates and subsidiaries, hereby releases and discharges the other party, together with its affiliates and subsidiaries, from all disputes, complaints, claims, controversies, damages, actions, and causes of action, of any nature whatsoever, known or unknown, relating to alleged breaches under the Separation Agreement, the Master Patent Agreement, the Tassimo Agreement, and any other Spin-Off Agreement, which either party has, or may have had, against the other party, for any acts or omissions related to or arising from: (a) the announced KFG/Heinz Merger and/or (b) the announced MDLZ Coffee Transaction. This Agreement resolves any such claim for relief that has been, or could have been alleged, no matter how characterized, including, without limitation, any claim for any kind of relief, including and kind of injunctive relief, damages, costs and/or attorney’s fees related thereto.

11.	CONFIDENTIALITY & ANNOUNCEMENTS

11.1	Subject to clause 11.2, neither party may:

11.1.1	disclose the existence or contents of this Agreement to any other person; or

11.1.2	make or issue a public announcement, communication or circular concerning this Agreement or any of the arrangements referred to in it,

unless it has first obtained the other party’s written consent.

11.2	Clause 11.1 does not apply to:

11.2.1	a disclosure by a party to any of its (or its Group Companies’) directors, officers or employees who need to know the relevant information in order to discharge their duties;

11.2.2	a disclosure by MDLZ to JDE (or the shareholder of JDE at the Effective Date);

11.2.3	a disclosure by KFG to H.J. Heinz Holding Corporation (or the shareholders of H.J. Heinz Holding Corporation at the Effective Date);

11.2.4	a disclosure by MDLZ of the relevant provisions of this Agreement to any potential transferee of its cream cheese business or processed cheese business or natural cheese business (or any part of such businesses); and

11.2.5	a public announcement, communication or circular required by law, by a rule of a listing authority on which either party’s shares are listed, a stock exchange on which either party’s shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

11.3	A party shall ensure that each person to whom information is disclosed by it in accordance with clauses 11.2.1 to 11.2.4 complies with the provisions of this clause 11 as if it were a party to this Agreement, and such party shall be responsible for any breach of such provisions by any such person.

12.	COSTS

Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

13.	FURTHER ASSURANCE

13.1	Each party shall procure that each of its Group Companies complies with the provisions of this Agreement as if it were a party to this Agreement, and such party shall be responsible for any breach of such provisions by any of its Group Companies.

13.2	Each party shall do and execute, or arrange for the doing and executing (including by any of its Group Companies) of, each necessary act, document and thing as may be reasonably requested of it by the other party to implement this Agreement.

14.	MISCELLANEOUS

14.1	For the avoidance of doubt, subject to the provisions of this Agreement, the Spin Off Agreements remain in full force and effect.

14.2	Article VII and Sections 8.4, 8.5, 8.6, 8.7, 8.9 (subject to clause 4.3 of this Agreement), 8.10, 8.11 (but subject to clause 2 of this Agreement), 8.12, 8.13 and 8.14 of the Separation Agreement shall apply to this Agreement mutatis mutandis.

SCHEDULE

Interpretation

1.	In this Agreement:

“Change of Control Transaction” means any transaction in which MDLZ or KFG becomes a Subsidiary of another person, or consolidates or merges with another person;

“Coffee Closing” means the closing of the MDLZ Coffee Transaction in accordance with its terms;

“Global Brands Licensed Intellectual Property” means Global Brands Licensed Patents and Global Brands Licensed Trade Secrets and Know-How (each as defined in the Master Patent Agreement), but in relation to Global Brands Licensed Patents only to the extent that they were identified in Anaqua at the time of the Separation Agreement as relating to the business in question, or, in the case of applications first filed after that date, were first categorised by the owner as relating to the business in question;

“Group Brands Licensed Intellectual Property” means Group Brands Licensed Patents and Group Brands Licensed Trade Secrets and Know-How (each as defined in the Master Patent Agreement), but in relation to Group Brands Licensed Patents only to the extent that they were identified in Anaqua at the time of the Separation Agreement as relating to the business in question, or, in the case of applications first filed after that date, were first categorised by the owner as relating to the business in question;

“Group Company” means either a MDLZ Group Company (in respect of MDLZ) or a KFG Group Company (in respect of KFG);

“KFG/Heinz Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015, among Heinz, Kite Merger Sub Corporation, Kite Merger Sub LLC and KFG (as such transaction may be amended or varied from time to time);

“KFG Group Company” means KFG and each of its Subsidiaries from time to time, and “KFG Group” means all of them;

“JDE” means Charger Top HoldCo B.V., a private company with limited liability incorporated under the law of the Netherlands, with its registered office at Oosterdoksstraat 80, 1011 DK Amsterdam, the Netherlands, with registered number 60612568;

“JDE Group Company” means JDE and each of its Subsidiaries from time to time, and “JDE Group” means all of them;

“Master Patent Agreement” means the Master Ownership and License Agreement regarding Patents, Trade Secrets and related Intellectual Property between Intercontinental Great Brands LLC (formerly Kraft Foods Global Brands LLC), Kraft Foods Group Brands LLC, Mondelez UK Limited (formerly Kraft Foods UK Ltd.) and Kraft Foods R&D Inc., effective as of the Distribution Date (as defined in that document);

“MDLZ Coffee Transaction” means the proposed creation by MDLZ and Acorn Holdings B.V. of a coffee joint venture by way of (inter alia) the contribution by the MDLZ Group of its global coffee business (outside of France, unless a French contribution agreement is executed) into the JDE Group (as such transaction may be amended or varied from time to time);

“MDLZ Group Company” means MDLZ and each of its Subsidiaries from time to time, and “MDLZ Group” means all of them;

“Merger Closing” means the closing of the KFG/Heinz Merger in accordance with its terms;

“Separation Agreement” means the Separation and Distribution Agreement between the parties dated as of 27 September 2012;

“Spin Off Agreement” means each of the Separation Agreement, the Ancillary Agreements (as defined in the Separation Agreement) and the Tassimo Agreement, in each case as amended from time to time;

“Subsidiary” has the meaning given to it in the Separation Agreement;

“Tassimo Agreement” means the Agreement for the Licence of Tassimo Intellectual Property and Provision of Services to Support the Tassimo System Arrangements among Intercontinental Great Brands LLC (formerly Kraft Foods Global Brands LLC), Kraft Foods Group Brands LLC, Mondelez Europe GmbH (Kraft Foods Europe GmbH) and Kraft Foods Group, Inc., dated 27 September 2012; and

“Master Trademark Agreement” means the Master Ownership and License Agreement regarding Trademarks and related Intellectual Property between Intercontinental Great Brands LLC (formerly Kraft Foods Global Brands LLC) and Kraft Foods Group Brands LLC, dated as of 27 September 2012.

2.	In this Agreement, unless otherwise specified, a reference to:

2.1	a “party” is a reference to a party to this Agreement and includes a reference to that party’s legal personal representatives, successors and permitted assigns, and “parties to this Agreement” and “parties” shall be construed accordingly;

2.2	a “person” includes a reference to:

(a)	any individual, firm, company, corporation or other body corporate, unincorporated organisation, government, state or agency of state, local or municipal authority or government body or any joint venture, association, organisation, trust or partnership, works council or employee representative body (whether or not having separate legal personality); and

(b)	that person’s legal personal representatives, successors, permitted assigns and permitted nominees in any jurisdiction and whether or not having separate legal personality;

2.3	(unless the content otherwise requires) the singular includes a references to the plural and vice versa.

EXECUTED by the parties:

Signed by Gerhard W. Pleuhs	)	/s/ Gerhard W. Pleuhs
for and on behalf of	)
MONDELEZ INTERNATIONAL INC.	)

Signed by Joseph A. Sullivan	)	/s/ Joseph A. Sullivan
for and on behalf of	)
KRAFT FOODS GROUP, INC.	)